UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 30, 2016

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

Item 2.06 Material Impairments.

On August 30, 2016, our Board of Directors approved a plan to restructure and realign our businesses by implementing headcount reductions, facility consolidations and other actions in order to improve overall operating efficiency across Textron. The restructuring plan principally impacts the Textron Systems and Industrial segments. The plan provides for Textron Systems to discontinue production of its sensor-fuzed weapon product, in light of reduced orders, which will generate headcount reductions, facility consolidations and asset impairments within its Weapons and Sensors operating unit and also includes additional headcount reductions and asset impairments in the Textron Systems segment.  Historically, sensor-fuzed weapon sales have relied on foreign military and direct commercial international customers for which both executive branch and congressional approval is required. The current political environment has made it difficult to obtain these approvals. Within our Industrial segment, the plan provides for the combination of our Jacobsen business with the Textron Specialized Vehicles businesses, resulting in the consolidation of certain facilities and general and administrative functions and related headcount reductions. We anticipate the overall plan to be substantially completed by March 2017.

We expect total pre-tax charges in the range of $110 million to $140 million to be incurred under this plan, primarily in the third quarter of 2016. Severance and related costs are estimated to be in the range of $40 million to $55 million. Contract termination and other facility closure charges are estimated to be in the range of $25 million to $30 million, and asset impairment charges are estimated to be in the range of $45 million to $55 million. Expected cash outlays in connection with this plan are estimated to be in the range of $65 million to $85 million, incurred principally in 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

	By:	/s/ Mark S. Bamford
Mark S. Bamford
Vice President and Corporate Controller

Date: August 30, 2016